Exhibit 23.8

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Liberty Global, Inc. for the registration of 11,044,000 shares of its Series A Common Stock and to the incorporation by reference therein of our report dated May 6, 2005, with respect to the combined financial statements of NTL Ireland for the year ended December 31, 2004, included in its Current Report (Form 8-K) dated June 15, 2005, filed with the Securities and Exchange Commission.

Ernst & Young

Dublin, Ireland
June 15, 2005